As filed with the Securities and Exchange Commission on October 31, 2008
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LOCATION BASED TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	20-4854758
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4989 E. La Palma Avenue, Anaheim, California	92807
(Address of Principal Executive Offices)	(Zip Code)

STOCK OPTION AWARD AGREEMENTS AND
LOCATION BASED TECHNOLOGIES, INC. 2007 STOCK INCENTIVE PLAN
 (Full title of the plan)

David M. Morse
 Co-President and Chief Executive Officer
 Location Based Technologies, Inc.
 4989 E. La Palma Avenue
 Anaheim, California 92807
 (800) 615-0869
 (Name, address and telephone number of agent for service)

Copies to:
 David R. Decker
 Locke Lord Bissell & Liddell LLP
 300 S. Grand, Suite 2600
 Los Angeles, CA 90071
 (213) 485-1500

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value, shares available for issuance pursuant to employee benefit plans	8,250,000	$2.50	$20,625,000	$810.56

Notes:
(1)
The Amount to be registered consists of (i) 2,250,000 shares of common stock which may from time to time be offered and sold by the Company in connection with the Location Based Technologies, Inc. 2007 Stock Incentive Plan (the “Plan”) and (ii) an aggregate of 6,000,000 shares of common stock that may be issued and sold pursuant to written stock option agreements (the “Stock Option Award Agreements”) between the Company and certain of its executive officers.  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock that become issuable under the Plan and Stock Option Award Agreements by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low sale prices of the Registrant’s Common Stock reported on the OTC Bulletin Board on October 29, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Item I of this Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

     A written statement will be furnished to participants advising them of the availability without charge, upon written request, of the documents incorporated herein by reference, and stating that such documents are incorporated by reference in the Section 10(a) prospectus referred to in Item 1 above.  The documents containing the information specified in Item 2 of this Part I will be sent or given to employees, officers, directors or others also as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference into this registration statement the documents listed below which have previously been filed with the Commission:

1.	The Registrant’s Annual Report on Form 10-KSB, as amended, for the fiscal year ended August 31, 2007;

2.	The Registrant’s Quarterly Reports on Form 10-QSB for the quarters ended May 31, 2008, February 29, 2008 and November 30, 2007;

3.
The Registrant’s Current Reports on Form 8-K filed with the Commission on October 22, 2008, October 14, 2008, October 2, 2008, September 30, 2008, September 17, 2008, September 12, 2008, September 8, 2008, June 25, 2008, June 4, 2008, April 14, 2008, April 11, 2008, February 29, 2008, February 20, 2008, February 19, 2008, February 7, 2008, January 8, 2008, January 4, 2008, December 5, 2007, December 3, 2007, October 12, 2007 (as amended) and September 5, 2007.

     In addition, each document or report subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, except for such reports and/or documents that are only “furnished” to the Commission or that are otherwise not deemed to be filed with the Commission pursuant to such Exchange Act sections, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered by this registration statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     The Company is authorized to issue 300,000,000 shares of common stock. As of October 30, 2008 the Company had 88,643,414 outstanding shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

     Holders of common stock are entitled to receive such dividends as may be declared by the Board out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of the Company’s assets after payment of liabilities. The Board is not obligated to declare a dividend and it is not anticipated that dividends will be paid in the foreseeable future.

     Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

     The Company’s Amended Articles of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock and authorizes the Board of Directors of the Registrant to issue the preferred shares in one or more series and to designate the rights, preferences and limitations of each series.  Although shares of preferred stock may therefore be issued by the Board with rights and preferences senior to the rights of the holders of the common stock, no shares of preferred stock have been issued.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     As permitted by provisions of Nevada law, the Registrant’s Amended Articles of Incorporation provides that the Registrant shall be empowered to indemnify its officers and directors to the fullest extent provided by law.  It specifically provides that no director of the Registrant shall have liability to the Registrant or to its stockholders or to other security holders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provisions shall not eliminate or limit the liability of a director to the Registrant or to its shareholders or other security holders for monetary damages for: (i) any breach of the director’s duty of loyalty to the Registrant or to its shareholders or other security holders; (ii) acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of the law by such director; (iii) acts by such director as specified by Nevada law; or (iv) any transaction from which such director derived an improper personal benefit.

     Additionally, the Registrant’s Amended Articles of Incorporation provides that no officer or director shall be personally liable for any injury to person or property arising out of a tort committed by an employee of the Registrant unless such officer or director was personally involved in the situation giving rise to the injury or unless such officer or director committed a criminal offense. The protection afforded in the preceding sentence shall not restrict other common law protections and rights that an officer or director may have.

     The Registrant’s Bylaws provide that the Registrant shall indemnify any and all of its directors or officers, or former directors or officers, or any person who may have served at its request as a director or officer of another corporation in which the Registrant owns shares of capital stock or of which it is a creditor and the personal representatives of all such persons, against expenses actually and necessarily incurred in connection with the defense of any action, suit, or proceeding in which they, or any of them, were made parties, or a party, by reason of being or having been directors or officers or a director or officer of the Registrant, or of such other corporation, except in relation to matters as to which any such director or officer or person shall have been adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of any duty owed to the Registrant. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, independently of the Bylaws or under any Bylaw agreement, vote of stockholders, or otherwise.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

4.1	Location Based Technologies, Inc. 2007 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.11 of the Registrant’s Form 8-K filed October 12, 2007).

4.2	Stock Option Award Agreement dated October 11, 2007 between the Registrant and David Morse (incorporated herein by reference to Exhibit 10.4 of the Registrant’s Form 8-K filed October 12, 2007).

4.3	Stock Option Award Agreement dated October 11, 2007 between the Registrant and Joseph Scalisi (incorporated herein by reference to Exhibit 10.5 of the Registrant’s Form 8-K filed October 12, 2007).

4.4	Stock Option Award Agreement dated October 11, 2007 between the Registrant and Desiree Mejia (incorporated herein by reference to Exhibit 10.6 of the Registrant’s Form 8-K filed October 12, 2007).

5.1	Opinion of Locke Lord Bissell & Liddell LLP.

23.1	Consent of Mendoza Berger & Company, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Comiskey & Company, Independent Registered Public Accounting Firm.

23.3	Consent of Locke Lord Bissell & Liddell LLP (included in Exhibit 5.1 above).

24.1	Power of Attorney (included below with signatures).

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

     A. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on October 31, 2008.

LOCATION BASED TECHNOLOGIES, INC.

By:	/s/ David M. Morse
David M. Morse Co-President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David M. Morse and Desiree Mejia, each of them with power to act without the other, as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name and Capacity	Date

/s/ David M. Morse	October 31, 2008
David M. Morse
Director

/s/ Joseph Scalisi	October 31, 2008
Joseph Scalisi
Director

/s/ Desiree Mejia	October 31, 2008
Desiree Mejia
Director

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Location Based Technologies, Inc. 2007 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.11 of the Registrant’s Form 8-K filed October 12, 2007).
4.2	Stock Option Award Agreement dated October 11, 2007 between the Registrant and David Morse (incorporated herein by reference to Exhibit 10.4 of the Registrant’s Form 8-K filed October 12, 2007).
4.3	Stock Option Award Agreement dated October 11, 2007 between the Registrant and Joseph Scalisi (incorporated herein by reference to Exhibit 10.5 of the Registrant’s Form 8-K filed October 12, 2007).
4.4	Stock Option Award Agreement dated October 11, 2007 between the Registrant and Desiree Mejia (incorporated herein by reference to Exhibit 10.6 of the Registrant’s Form 8-K filed October 12, 2007).
5.1	Opinion of Locke Lord Bissell & Liddell LLP.
23.1	Consent of Mendoza Berger & Company, LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Comiskey & Company, Independent Registered Public Accounting Firm.
23.3	Consent of Locke Lord Bissell & Liddell LLP (included in Exhibit 5.1 above).
24.1	Power of Attorney (included on signature page).